                                                                   EXHIBIT 10.19



May 10, 2000



Mr. C. Stephenson Gillispie, Jr.
102 N. Erlwood Court
Richmond, Virginia 23229

     Re:  Retirement Agreement
          --------------------

Dear Steve:

     This letter agreement confirms the terms of your retirement from Cadmus Communications Corporation ("Cadmus") and your resignation as a Director and as Chairman, President and Chief Executive Officer of Cadmus.

     1.  Retirement; Resignation.  You hereby confirm your decision to retire
         -----------------------
from Cadmus and your resignation as a Director and as Chairman, President and Chief Executive Officer of Cadmus and as a director and officer of all Cadmus subsidiaries and affiliates, which resignation will be effective on June 30, 2000, or such earlier date as the Board of Directors of Cadmus may direct (the "Resignation Date"). You agree that you will sign such other documents and instruments further effecting or evidencing such resignation as Cadmus may reasonably request.

     2.  Public Statements.  (a)  You and Cadmus agree that a mutually
         -----------------
acceptable press release announcing your retirement and resignation will be issued by Cadmus promptly after the May 2000 meeting of the Board of Directors of Cadmus. That press release will be consistent with the description of your retirement and resignation set forth on Exhibit A attached hereto. You and
                                        ---------
Cadmus further agree that any other Public Statement (as defined below) made by you or Cadmus regarding your retirement and resignation will also be consistent with the description of your retirement and resignation set forth on Exhibit A.
                                                                     ---------

     (b) For purposes of this letter agreement, (i) the term "Public Statement" means any statement, comment or other communication, whether oral, in writing or in electronic form, made or otherwise communicated by a party to any other Person (as defined below) (1) which is intended to be, or has a reasonable likelihood of being, published, quoted or used in connection with any newspaper, magazine, television, radio or other media article, segment or story, (2) which is made or otherwise communicated in a speech or other public presentation or talk, or (3) which is made or otherwise communicated to any one or more Persons other than the family members and the personal friends and acquaintances of the individual making the statement, comment or other communication; provided, however, that "Public Statement" as used herein will not include any statement, comment or other communication made in any filing with any court or otherwise made under penalty of perjury or any statement, comment or other communication made only to the family members or the personal friends or acquaintances of the individual making the statement,

Mr. C. Stephenson Gillispie, Jr.
May 10, 2000
Page 2

comment or other communication; provided, however, that "Public Statement" as used herein will not include any statement, comment or other communication made in any filing with any court or otherwise made under penalty of perjury or any statement, comment or other communication made only to the family members or the personal friends or acquaintances of the individual making the statement, comment or other communication; and (ii) the term "Person" means any corporation, partnership, joint venture, trust, sole proprietorship, limited liability company, unincorporated business association, individual or other entity.

     3.  Salary and Benefits through Retirement Date.  (a)  Unless you
         -------------------------------------------
voluntarily resign your employment prior to June 30, 2000, Cadmus will continue to pay your salary in regular installments at your current annual level through June 30, 2000 (the "Retirement Date"). For purposes of all benefit plans of Cadmus in which you currently participate, your employment as a covered executive will continue through the Retirement Date; and, except as otherwise provided herein or as otherwise required by the terms of the applicable plan or applicable law, your active participation in such benefit plans will cease as of the end of the day on the Retirement Date. If the Resignation Date occurs prior to the Retirement Date, you will continue employment with Cadmus, from the Resignation Date through the Retirement Date, as an untitled executive employee, with such duties as are assigned to you in accordance with Section 8(a) below.

     (b) You will be entitled to receive any cash bonus (not to exceed $50,000) which is otherwise due to you under Cadmus' Executive Incentive Plan for Cadmus' fiscal year ending June 30, 2000.

     4.  Retirement Benefits.
         -------------------

     (a) Pension.  Your retirement benefits under Cadmus' Pension Plan and
         -------
Supplemental Executive Retirement Plan ("SERP") will be governed by the applicable terms of the respective plans; provided, however, that your SERP benefit entitlement will be modified as provided in Section 5(d) below, subject to further modification as provided in Section 12(b) below.

     (b) Thrift Savings Plan.  Your account balance under Cadmus' Thrift Savings
         -------------------
Plan will be payable to you in accordance with the terms of Cadmus' Thrift Savings Plan.

     (c) Non-Qualified Deferred Compensation Programs.  Your account balances
         --------------------------------------------
under Cadmus' Deferred Compensation Plan and Non-Qualified Thrift Plan will be payable to you in accordance with the respective terms of Cadmus' Deferred Compensation Plan and Non-Qualified Thrift Plan.

     (d) Other Retirement Benefits and Perquisites.  Except as specifically
         -----------------------------------------
provided in this letter agreement or as required by applicable law, you agree that, after the Retirement Date, you will not be entitled to any other retirement benefits or any perquisites as a retiree or otherwise from Cadmus or any of its subsidiaries or affiliates or under any plan or program maintained by Cadmus or any of its subsidiaries or affiliates.

Mr. C. Stephenson Gillispie, Jr.
May 10, 2000
Page 3


     5.  Additional Benefits.  In consideration of your many years of dedicated
         -------------------
service to Cadmus, your assistance in assuring an orderly transition of management of Cadmus and your willingness to provide the transition and consulting services described in Section 8, and subject to your compliance with the provisions contained in Section 8 below, the confidentiality provisions contained in Section 9 below and the restrictive covenants contained in Section 11 below, Cadmus agrees to provide you the following additional benefits:

     (a) Salary Continuation Payments.  In lieu of any severance or other
         ----------------------------
termination payments which might otherwise be due to you under any Cadmus plan or program or under any agreement with Cadmus or any of its subsidiaries or affiliates, Cadmus will pay to you, for a three-year period beginning July 1, 2000, and ending June 30, 2003 (the "Salary Continuation Period"), salary continuation payments (the "Salary Continuation Payments") while you are alive equal to $444,000 per year, with the Salary Continuation Payments to be paid to you in monthly or quarterly installments, at your option.

     (b) Welfare Benefits.  While you are receiving Salary Continuation
         ----------------
Payments, you and your eligible family members will be entitled to participate in Cadmus' medical, dental, vision, life and accident, short-term and long-term disability, employee assistance, medical reimbursement spending account and dependent care spending account plans (the "Welfare Benefit Plans") on the same basis made available to eligible active employees of Cadmus, subject to Cadmus' right to modify such Welfare Benefit Plans from time to time, subject in the case of any Welfare Benefit Plan other than group health coverage to any termination of coverage imposed by the terms of the applicable insurance policies (which Cadmus agrees to make a good faith effort to have the insurer waive) and subject to Cadmus' right at any time to substitute for any such Welfare Benefit Plan any individual or other group insurance coverage(s) providing at least comparable coverage. The group health coverage provided hereunder will be considered part of your COBRA coverage. Cadmus will be responsible for the normal employer contributions, and you will be responsible for the normal employee contributions, to the cost of maintaining your and your eligible family members' participation in the Welfare Benefit Plans (determined as though you were an active eligible employee). Subject to any limitation under applicable tax law, you may participate in the Welfare Benefit Plans by making pre-tax salary reduction contributions from your Salary Continuation Payments.

     (c) Continued Health Coverage Care to Age 65.  After your Salary
         ----------------------------------------
Continuation Payments cease, Cadmus will provide group health (medical, dental and vision) coverage to you until you attain age 65 and to your wife until she attains age 65 under the medical, dental and vision group health care plan of Cadmus, subject to Cadmus' right to modify such plan from time to time, subject to you being responsible for the normal employee contributions to the cost of maintaining participation in such plan on the same basis made available to eligible active employees of Cadmus (or their spouses), and subject to Cadmus' right at any time to substitute for such plan any individual or other group insurance coverage(s) providing at least comparable coverage.

     (d) SERP Benefits.  Your SERP benefit entitlement will be modified by
         -------------
changing it to a benefit equal to $200,000 per year which will be payable monthly as a single life annuity for

Mr. C. Stephenson Gillispie, Jr.
May 10, 2000
Page 4

your lifetime and will commence on July 1, 2003 (your "Enhanced SERP Benefit"). In addition, if elected by you by written notice to Cadmus no later than June 30, 2000 (failure to timely make such an election will be deemed an election by you of a single life annuity), Cadmus agrees to pay the following actuarial value of your Enhanced SERP Benefit to you in any of the following forms elected by you, commencing on July 1, 2003 if you are then living: (i) a 15 year term certain payment payable monthly with no life contingencies in the annual amount of $211,639, with the balance, if any, of the 15 year term certain after your death payable to your beneficiary under the SERP, (ii) a joint and 50% spouse survivor life annuity, payable monthly to you during your lifetime in the annual amount of $177,700 and continuing after your death to your current spouse if she survives you for her lifetime in the annual amount of $88,850, or (iii) a joint and 100% spouse survivor life annuity, payable monthly to you during your lifetime in the annual amount of $159,880 and continuing after your death to your current spouse if she survives you for her lifetime in the annual amount of $159,880. In the event that you die prior to July 1, 2003, you and Cadmus agree that your SERP "Death Benefit" (as defined in the SERP) will be based on the form of payment of your Enhanced SERP Benefit elected by you as provided above, so that (v) if you elect the single life annuity, no SERP benefit will be due or payable, (w) if you elect the 15 year term certain payment, your SERP Death Benefit will be a 15 year term certain payment with no life contingencies in the annual amount of $211,639 per year payable monthly to your beneficiary under the SERP, commencing, without adjustment for commencement before July 1, 2003, as of the beginning of the calendar month following the calendar month of your death,
(x) if you elect a joint and 50% spouse survivor annuity and your current spouse survives you, your SERP Death Benefit will be the $88,850 per year spouse survivor portion of the joint and 50% spouse survivor annuity elected by you as provided above and will be payable for your spouse's lifetime commencing, without adjustment for commencement before July 1, 2003, as of the beginning of the calendar month following the calendar month of your death, (y) if you elect a joint and 100% spouse survivor annuity and your current spouse survives you, your SERP Death Benefit will be the $159,880 per year spouse survivor portion of the joint and 100% spouse survivor annuity elected by you as provided above and will be payable for your spouse's lifetime commencing, without adjustment for commencement before July 1, 2003, as of the beginning of the calendar month following the calendar month of your death, or (z) if you elect a joint and spouse survivor annuity and your current spouse does not survive you, no SERP benefit will be due or payable.

     6.  Unexercised Stock Options.  You and Cadmus agree that, in consideration
         -------------------------
for the payment of $30,361 to be made by Cadmus to you eight (8) days after the date of this letter agreement, all of the unexercised Cadmus stock options which have been issued to you, including, without limitation, all such unexercised Cadmus stock options issued under Cadmus' 1984 Stock Option Plan and Cadmus' 1990 Incentive Stock Plan, are hereby cancelled effective as of the date of this letter agreement, and you agree that you will have no further rights thereunder.

     7.  Withholding.  You acknowledge and agree that all payments, benefits and
         -----------
other amounts to be paid or provided to you hereunder, including, without limitation, all Salary

Mr. C. Stephenson Gillispie, Jr.
May 10, 2000
Page 5


Continuation Payments, will be subject to withholding and deductions as required by applicable laws and regulations.

     8.  Transition and Consulting Services.  (a)  You agree that, during the
         ----------------------------------
period from the date of this letter agreement through December 31, 2000, your activities and involvement with Cadmus generally will be limited to the following: (i) cooperating in good faith with and providing all reasonable assistance to the Board of Directors of Cadmus and the new Chief Executive Officer of Cadmus, as they may request, to assure an orderly transition of management of Cadmus, and (ii) performing such reasonable duties and tasks as are assigned to you by the Board of Directors of Cadmus or the new Chief Executive Officer of Cadmus.

     (b) You further agree that, from January 1, 2001, through the end of the Salary Continuation Period, you will make yourself available from time to time, as reasonably requested by the Board of Directors of Cadmus or the Chief Executive Officer of Cadmus and as mutually agreed by you (such agreement by you not to be unreasonably withheld), for consultation on selected matters. Your consulting obligations from and after January 1, 2001, through the end of the Salary Continuation Period will be such as are consistent with your status as a retired Chief Executive Officer of Cadmus and shall not conflict materially with other obligations you may undertake external to Cadmus. In the event that your consulting obligations under this Section 8(b) require more than 100 hours of your time during any one calendar quarter, Cadmus agrees to pay you a consulting fee to compensate you for your time in excess of such 100 hours at a daily or hourly rate which is mutually agreeable to you and Cadmus.

     (c) In addition, without limiting the generality of Section 8(a) or Section 8(b) above, you agree that, during the period from the date of this letter agreement through the end of the Salary Continuation Period, you will consult with, provide testimony and otherwise cooperate with Cadmus and its subsidiaries and affiliates, at Cadmus' expense, in the prosecution or defense, as applicable, of any litigation, arbitration, mediation or other legal or contractual dispute or matter involving Cadmus or any of its subsidiaries or affiliates, in each case as reasonably requested by Cadmus.

     (d) Cadmus will advance, or will promptly reimburse, actual out-of-pocket expenses reasonably incurred by you for travel, lodging, meals, and incidental expenses in connection with services provided by you under this Section 8, consistent with Cadmus' established policies and procedures applicable to executive officers.

     9.  Confidentiality.  (a)  You agree that you will not at any time use for
         ---------------
your own benefit or the benefit of any other Person, or disclose, divulge or communicate to any other Person, any Confidential Information (as defined below), except as required to carry out any transition or consulting services performed by you for Cadmus as provided in Section 8 above and except as required by applicable law. You are not required to contest compulsory process served on you that may require the disclosure of Confidential Information; but you agree that you will notify Cadmus in writing of your receipt of any such process within five (5) days after receipt thereof.

Mr. C. Stephenson Gillispie, Jr.
May 10, 2000
Page 6


     (b) For purposes of this Agreement, "Confidential Information" means all confidential information of Cadmus and its subsidiaries and affiliates, including, without limitation (i) all confidential or proprietary information relating to: the Intellectual Property (as defined in Section 10(c) below), other trade secrets and inventions, acquisition and merger strategies and plans, corporate communications, public relations, promotional, marketing and advertising plans and programs, research and development projects, plans and strategies for current and future business development, financial and statistical data, customers, including, without limitation, customer names, relationships, lists, sales and account records, sales and marketing strategies and pricing matters, and former or current officers, directors or employees of Cadmus or any of its subsidiaries or affiliates; and (ii) all other information not generally known in the businesses in which Cadmus or its applicable subsidiaries and affiliates are engaged. Notwithstanding anything to the contrary contained herein, "Confidential Information" shall not include (i) any information that is generally available to the public (by means other than through a violation of this letter agreement), (ii) any information which is or becomes generally known in the business in which Cadmus operates (by means other than a violation of this letter agreement), or (iii) any information obtained by you which you can establish was obtained by you after the Retirement Date and other than through the consulting and other services provided under Section 8 above.

     10.  Intellectual Property.  (a)  You agree that, as between you and
          ---------------------
Cadmus, Cadmus owns and has full and exclusive rights to all of the Intellectual Property, including, without limitation, all related copyrights, trademarks and patents. Without limiting the generality of the preceding sentence, you further agree that all of the Intellectual Property, to the extent applicable, constitutes "works made for hire" in favor of Cadmus under the copyright laws of the United States. To the extent that a court finds that you would otherwise have any rights in or to any of the Intellectual Property, you hereby irrevocably assign to Cadmus all of your right, title and interest in and to the Intellectual Property and all related copyrights, trademarks and patents.

     (b) You agree that, upon the request of Cadmus and at Cadmus' expense, you will execute, deliver, file and record all further instruments and documents (including, without limitation, registrations and assignments of copyrights, trademarks, patents and other intellectual property rights), and take all further action reasonably requested by Cadmus, as Cadmus deems necessary or prudent in order to insure that Cadmus owns and has full and exclusive rights to all of the Intellectual Property.

     (c) For purposes of this Agreement, the "Intellectual Property" means all products, services, reports, studies, analyses, marketing strategies, inventions, computer software, programs and applications, trade secrets, methods, processes and other intellectual property protected or protectable under applicable copyright, trademark and/or patent laws and regulations, used or useful in the business of Cadmus or any of its subsidiaries or affiliates, which have been developed, created or reduced to practice by you, whether alone or in cooperation with others, during your employment with Cadmus, any of its subsidiaries or any of their respective predecessors.

Mr. C. Stephenson Gillispie, Jr.
May 10, 2000
Page 7

     11.  Restrictive Covenants.  (a)  You agree that, during the Salary
          ---------------------
Continuation Period, you will not, directly or indirectly:

          (i) serve as an officer, director, employee, principal, partner, agent, contractor or consultant of or for, or otherwise have a financial interest in, any Prohibited Business (as defined in Section 11(d) below) which sells or offers to sell products or services in competition with Cadmus or any of its subsidiaries or affiliates; provided that this covenant will not prevent you from purchasing or owning not more than one percent (1%) of any class of securities of any corporation, whether or not such corporation is a Prohibited Business;

          (ii) sell or offer to sell to any Person any goods or services of any type then sold or offered by Cadmus or any of its subsidiaries or affiliates in competition with Cadmus or any of its subsidiaries or affiliates;

          (iii) otherwise interfere with or induce or cause a reduction or termination of the business between Cadmus or any of its subsidiaries or affiliates and any customer or prospective customer of Cadmus or any of its subsidiaries or affiliates;

          (iv) hire or attempt to hire any person employed or engaged by Cadmus or any of its subsidiaries or affiliates or encourage or solicit any such person to terminate his or her employment or engagement with Cadmus or such subsidiary or affiliate of Cadmus;

          (v) interfere with or induce or cause a reduction or termination of the business relationship between Cadmus or any of its subsidiaries or affiliates and any business which supplies or supplied goods or services to Cadmus or its subsidiaries or affiliates;

          (vi) make any Public Statement inconsistent with the description of your retirement and resignation set forth on Exhibit A or any Public
                                                  ---------
     Statement which is either intended to be or reasonably likely to be injurious or detrimental to Cadmus or any of its subsidiaries or affiliates or which is derogatory to any current or former director, officer or employee of Cadmus or any of its subsidiaries or affiliates; or

          (vii) acquire or attempt to acquire, or be a member of a group of two or more Persons who acquire or attempt to acquire, or provide Confidential Information to or otherwise assist in any way any Person or group of two or more Persons who acquire or attempt to acquire, beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of the voting stock of Cadmus; or otherwise effect or attempt to effect, or be a member of a group of two or more Persons who otherwise effect or attempt to effect, or provide Confidential Information to or otherwise assist in any way any Person or group of two or more Persons who otherwise effect or attempt to effect, a "change in control" of Cadmus.

Mr. C. Stephenson Gillispie, Jr.
May 10, 2000
Page 8


     (b) You acknowledge and agree that, given the nature of the businesses in which Cadmus and its subsidiaries and affiliates are engaged and given your past service as a Director and Chairman, President and Chief Executive Officer of Cadmus, the restrictive covenants contained in Section 11(a) above are reasonable and necessary to protect the legitimate business interests of Cadmus. The parties therefore intend that these restrictive covenants be enforced to the fullest extent permitted by applicable law. Each of these restrictive covenants is a separate and independent contractual provision.

     (c)  Intentionally Omitted.

     (d) For purpose of this Agreement, "Prohibited Business" means any Person that is in competition with Cadmus or any of its subsidiaries or affiliates or that provides goods or services of any type provided by Cadmus or any of its subsidiaries or affiliates.

     12.  Enforcement.  (a)  You acknowledge and agree that, if you violate any
          -----------
of the confidentiality provisions contained in Section 9 above or any of the restrictive covenants contained in Section 11(a) above in any material respect, such a violation would result in irreparable harm and injuries to Cadmus and its subsidiaries and affiliates, and you therefore also acknowledge and agree that, in the event of any such violation by you, Cadmus will be entitled to obtain from any court of competent jurisdiction, subject to the restrictions contained in Section 12(c) below, preliminary and permanent injunctive relief, damages and an equitable accounting of all earnings and profits and to exercise all other rights and remedies to which Cadmus may be entitled in connection therewith.

     (b) In addition, you further acknowledge and agree that, if you violate any of the provisions contained in Section 8 above, any of the confidentiality provisions contained in Section 9 above or any of the restrictive covenants contained in Section 11(a) above in any material respect, Cadmus will have no obligation (i) to pay any subsequent Salary Continuation Payments or any subsequent installments of your Enhanced SERP Benefit that would otherwise be due hereunder, or (ii) to pay or provide any of the other additional benefits or amounts described in Section 5 above that would otherwise be due hereunder. In the event you forfeit all or part of your Enhanced SERP Benefit as provided in the preceding sentence, your monthly SERP benefit payments (whether payable to you or after your death to your spouse or other SERP beneficiary) will be reduced to the lesser of (x) $9,416.67 (that is, an annual amount of $113,000) or (y) an amount arrived at by multiplying the pre-forfeiture monthly amount payable to you (and where payments continue to your spouse or other beneficiary, by multiplying the pre-forfeiture survivor or term certain monthly amount payable to your spouse or other beneficiary) by a fraction, the numerator of which is 113 and the denominator of which is 200, and the reduced monthly SERP benefit payments will be made in the form of payment previously elected by you, but in any event such monthly payments will cease no later than after 180 total monthly payments (including monthly payments made before and after the forfeiture) have been made or, if 180 total monthly payments have already been made at the time of forfeiture, such monthly payments will cease immediately upon forfeiture.

     (c) Notwithstanding anything to the contrary contained herein, Cadmus' right as provided above to obtain preliminary and permanent injunctive relief with respect to a violation of the restrictive covenants set forth in clauses
(i) and (ii) of Section 11(a) above is available only for violations of such restrictive covenants which occur on or before January 1, 2002. With respect to any violation of the restrictive covenants set forth in clauses (i) or (ii) of
Section 11(a) above which occurs after January 1, 2002, Cadmus will be limited to exercising the rights and remedies available to it under Section 12(b) above.

     13.  General Waiver and Release.  (a)  You hereby release and forever
          --------------------------
discharge Cadmus, its subsidiaries, affiliates, successors and assigns and their respective officers, directors, employees and agents from any and all claims, debts, demands, damages, actions, causes of action, obligations, indebtedness and/or other liabilities, whether known or unknown, absolute or contingent, direct or indirect, or at law, in equity or by statute, in any way related to or arising out of your employment with Cadmus, its subsidiaries or any of their respective predecessors or the termination of such employment; provided, however, that this release shall not be construed in any way as a release or waiver of (i) Cadmus' agreement to reimburse you for the tax liability (other than the tax liability with respect to term insurance value) which you may incur as a result of the split dollar life insurance arrangement between you and Cadmus on the same basis and using the same methodology which Cadmus has used to reimburse other senior executives of Cadmus under similar split dollar life insurance arrangements, or (ii) any rights, actions or causes of action that may be available to you in the event that Cadmus fails to comply with any of the terms of this letter agreement.

     (b) Cadmus, for itself and on behalf of its subsidiaries, affiliates, successors and assigns, hereby releases and forever discharges you from any and all claims, debts, demands, damages, actions, causes of action, obligations, indebtedness and/or other liabilities, whether known or unknown, absolute or contingent, direct or indirect, or at law, in equity or by statute, in any way related to or arising out of your employment with Cadmus, its subsidiaries or any of their respective predecessors or the termination of such employment; provided, however, that this release shall not be construed in any way as a release or waiver of any rights, actions or causes of action that may be available to Cadmus in the event that you fail to comply with any of the terms of this letter agreement.

     14.  Waiver of Employment Discrimination Rights or Claims.  (a)  You
          ----------------------------------------------------
acknowledge that there are laws and regulations prohibiting employment discrimination pursuant to which you may have rights or claims. These include Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, as well as other federal and state executive orders, statutes and regulations. You also acknowledge that there are other common law theories, including laws of contract and tort, which may relate to your employment rights.

     (b) Without limiting the generality of Section 13(a) above, you hereby waive and release any rights or claims that you may have as described in Section 14(a) above or under any other laws, including specifically but not limited to the federal Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C.
(S)(S) 621 et seq., whether with respect to

Mr. C. Stephenson Gillispie, Jr.
May 10, 2000
Page 10


Cadmus, its associates, employees, officers, directors, agents, successors or its subsidiaries or affiliates; provided that you do not waive any rights or claims that may arise after the date you sign this letter agreement.

     (c) It is agreed and you acknowledge that (i) you have been offered at least twenty-one (21) days to consider the meaning of this letter agreement and you have voluntarily elected to sign this letter agreement prior to the expiration of such twenty-one (21) day period, (ii) you have been advised to consult with an attorney before signing this letter agreement, (iii) the consideration to you for signing this letter agreement are the payments, benefits and other arrangements set forth herein, which are in addition to the payments and benefits to which you would have been entitled prior to the execution of this letter agreement, (iv) you will have seven (7) days from the date you sign this letter agreement to revoke this letter agreement by notifying Cadmus in writing, and (v) this letter agreement will not become effective or enforceable until such seven-day revocation period has passed.

     15.  Acknowledgment of Understanding and Voluntariness.  (a)  You
          -------------------------------------------------
acknowledge that you understand completely everything set forth in this letter agreement, that you have had ample opportunity to review this letter agreement and all its ramifications with an attorney of your own choosing, that you have entered into this letter agreement voluntarily, without any coercion whatsoever, of your own free will, and that you intend legally to be bound by this letter agreement.

     (b) Cadmus acknowledges that it understands completely everything set forth in this letter agreement, that it has had ample opportunity to review this letter agreement and all its ramifications with an attorney of its own choosing, that it has entered into this letter agreement voluntarily, without any coercion whatsoever, of its own free will, and that it intends legally to be bound by this letter agreement.

     16.  Miscellaneous.  (a)  No modification, change or waiver of this letter
          -------------
agreement or any term hereof will be binding, unless executed in writing by you and Cadmus evidencing the parties' respective intent to modify, change or waive this letter agreement and to be bound thereby. No waiver of any of the terms of this letter agreement will constitute a waiver of any other term (whether or not similar), nor shall any such waiver constitute a continuing waiver unless otherwise specifically provided.

     (b) This letter agreement will be binding on and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns, as the case may be.

     (c) All notices, requests and other communications to a party hereunder will be in writing, will be sent by certified mail, return receipt requested, or reputable overnight courier service, and will be given to such party at its address set forth below or such other address as such party may hereafter specify in writing for this purpose to the other party:

Mr. C. Stephenson Gillispie, Jr.
May 10, 2000
Page 11

          If to you:

               C. Stephenson Gillispie, Jr.
               102 N. Erlwood Court
               Richmond, Virginia 23229

          With a copy to:

               John M. Bredehoft
               Venable, Baetjer and Howard, LLP
               2010 Corporate Ridge, Suite 400
               McLean, Virginia 22102

          If to Cadmus:

               Cadmus Communications Corporation
               6620 West Broad Street, Suite 500
               Richmond, Virginia 23230
               Attn:  Chief Executive Officer

     (d) You will be responsible for all costs and expenses incurred by you, and Cadmus will be responsible for all costs and expenses incurred by it, in connection with the preparation, negotiation and execution of this letter agreement, except that Cadmus agrees to reimburse you for up to $2,500 of the actual attorneys' fees incurred by you in connection with this letter agreement.

     (e) This letter agreement will be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to its conflicts of law principles. Any litigation arising out of this letter agreement will be conducted in the Circuit Court of the City of Richmond, Virginia or the Circuit Court of the County of Henrico, Virginia, or the United States District Court for the Eastern District of Virginia, assuming such latter court has jurisdiction over the matter.

     (f) This letter agreement may be executed in counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

     (g) This letter agreement constitutes the entire agreement between you and Cadmus with respect to the matters addressed herein and supersedes all prior agreements and understandings, whether written or oral, with respect to such matters. There are no representations, understandings or agreements of any nature or kind between the parties which are not included herein.

Mr. C. Stephenson Gillispie, Jr.
May 10, 2000
Page 12


     If the foregoing is acceptable to you, please sign in the space indicated below and return this letter agreement to Cadmus.

                                        Sincerely,

                                        CADMUS COMMUNICATIONS
                                        CORPORATION


                                        By:______________________________
                                                G. Waddy Garrett
                                                Chairman, Executive Compensation
                                                and Organization Committee


ACCEPTED AND AGREED TO:


________________________________________
C. Stephenson Gillispie, Jr.


Date:___________________________________